As filed with the Securities and Exchange Commission on September 2, 2025

Registration Statement No. 333-266443

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1

TO REGISTRATION STATEMENT NO. 333-266443

UNDER

THE SECURITIES ACT OF 1933

Bridge Investment Group Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-2769085
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

111 East Sego Lily Drive, Suite 400

Salt Lake City, Utah 84070

(801) 716-4500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Apollo Global Management, Inc.

Whitney Chatterjee

Chief Legal Officer

9 West 57th Street, 42nd Floor

New York, New York 10019

(212) 515-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross Fieldston, Esq.

Gregory A. Ezring, Esq.

Joseph Glatt, Esq.

Ian Hazlett, Esq.

Christodoulos Kaoutzanis, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) deregisters all securities that remain unsold under the following Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) by Bridge Investment Group Holdings Inc., a Delaware corporation (the “Registrant”): Registration Statement No. 333-266443, filed with the SEC on August 1, 2022.

On September 2, 2025, pursuant to the terms of an Agreement and Plan of Merger, dated as of February 23, 2025 (the “Merger Agreement”), by and among the Registrant, Apollo Global Management, Inc., a Delaware corporation (“Parent”), Bridge Investment Group Holdings LLC, a Delaware limited liability company and subsidiary of the Registrant (“OpCo”), Aspen PubCo Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub Inc.”), Aspen Second Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub 2”) and, solely for purposes of Section 6.16 thereof, Adam O’Farrell as the OpCo representative, (i) Merger Sub Inc. merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent, and (ii) Merger Sub 2 merged with and into OpCo, with OpCo surviving the merger as a wholly owned subsidiary of Parent (collectively, the “Mergers”).

As a result of the Mergers, the Registrant has terminated any and all offerings and sales of its securities pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offerings, the Registrant hereby files this Post-Effective Amendment to deregister all securities registered but unsold or otherwise unissued under the Registration Statement, if any, as of the date hereof.

The foregoing description of the Mergers, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 24, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah on September 2, 2025.

Bridge Investment Group Holdings Inc.

/s/ Jonathan Slager
Jonathan Slager
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.